Exhibit 99.1

ULTA BEAUTY ANNOUNCES SECOND QUARTER FISCAL 2020 RESULTS

Net Sales of $1.2 billion compared to $1.7 billion in the year-ago quarter

Comparable Sales decreased (26.7%)

Sales from e-commerce operations increased more than 200%

Net income of $8.1 million or $0.14 per dilutive share

Adjusted net income of $41.5 million or $0.73 adjusted per dilutive share

Bolingbrook, IL – August 27, 2020 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“Second Quarter”) and twenty-six-week period (“First Six Months”) ended August 1, 2020 compared to the same periods ended August 3, 2019. During the second quarter of fiscal 2020, the Company recorded store impairment and closure related costs that reduced reported net income by $33.5 million or $0.59 per diluted share. A reconciliation of non-GAAP financial measures to the respective GAAP measures is included in this release.

“We have navigated the disruption and uncertainty of COVID-19 with our associates and guests at the heart of every decision. After closing our stores in the first quarter, we reopened our fleet in the second quarter with Shop Safe Standards and new operating procedures in place to protect the health and safety of all. I remain thankful and proud of our teams for their response and leadership throughout this challenging time and for their grace, agility and commitment to serving our guests,” said Mary Dillon, chief executive officer. “While the pandemic continues to impact our business, we are encouraged by improving trends. Comparable sales trends improved significantly throughout the quarter, from decreasing 37% in early May, as we began reopening stores, to decreasing 10% in July, when most of our stores were re-opened. Notably, sales trends have continued to improve, with comparable sales down in the mid-single digit range for the first three weeks of August.”

“We believe the near-term operating environment will continue to be dynamic and challenging, but I remain optimistic and excited about the long-term opportunity for Ulta Beauty.  We know beauty enthusiasts remain passionate and engaged with the category, and we have great talent, a strong culture, a differentiated operating model, and the right strategy to drive growth,” continued Dillon. “As we transition into the new normal, I am confident the Ulta Beauty team will continue to innovate, move with agility and efficiency, and grow as the largest and most admired beauty retailer in the U.S.”

COVID-19 Response and Impact

On March 19, 2020, Ulta Beauty temporarily closed all of its stores in response to the spread of COVID-19. On April 19, 2020, the Company introduced curbside pickup in select stores, and on May 11, 2020, the Company started a phased store reopening process. By the end of June, more than

90% of stores were open for retail, and by July 20, 2020, the full fleet of Ulta Beauty stores were operational. As of August 1, 2020, salon services were available in approximately 88% of stores, and brow services were offered in approximately 85% of stores. Reflecting operational limitations related to COVID-19 and the partial resumption of services, the Company has reactivated approximately 17,000 furloughed associates.

The Company continues to take actions to manage the business in response to COVID-19, including:

●	Reopening stores with limited capacity to accommodate social distancing, and reduced operating hours;
●	Implementing Shop Safe Standards in all of its stores, including required facial coverings for all guests and associates in stores;
●	Beginning a thoughtful, phased approach to the reopening of its corporate offices, with a commitment to protecting health and safety and to providing associates needed flexibility, all while maintaining a culture of high performance;
●	Resuming new store openings in August 2020 after a temporary pause;
●	Accelerating the opening of its Jacksonville fast fulfillment facility, increasing order processing capacity in existing distribution centers, and expanding ship-from-store capabilities to an additional 100 stores, all to increase shipping capacity in support of continued strong e-commerce sales;
●	Incurring incremental costs related to COVID-19 of approximately $135 million during the first six months of fiscal 2020;
●	Recorded $48.2 million reduction of selling, general and administrative expenses (SG&A) in the second quarter as a result of the employee retention credits made available under the Coronavirus Aid, Relief and Economic Security Act (CARES Act); and
●	Reducing spending across store payroll, variable store expense, marketing, and corporate overhead expenses.

For the Second Quarter of Fiscal 2020

●	Net sales decreased 26.3% to $1.2 billion compared to $1.7 billion in the second quarter of fiscal 2019 due to the impact of COVID-19.
●	Comparable sales (sales for stores open at least 14 months, including stores temporarily closed due to COVID-19, and e-commerce sales) decreased 26.7% compared to an increase of 6.2% in the second quarter of fiscal 2019. In the second quarter, transactions declined 36.2% and average ticket increased 14.9%.
●	Gross profit decreased to $329.0 million compared to $605.9 million in the second quarter of fiscal 2019. As a percentage of net sales, gross profit decreased to 26.8% compared to 36.4% in the second quarter of fiscal 2019, primarily due to deleverage of fixed costs due to lower sales, channel mix shifts, deleverage of salon expenses due to lower sales, and an increase in inventory reserves. These pressures were partially offset by lower promotional activity.
●	SG&A expenses decreased to $271.6 million compared to $392.8 million in the second quarter of fiscal 2019. As a percentage of net sales, SG&A expenses decreased to 22.1% compared to 23.6% in the second quarter of fiscal 2019 primarily due to leverage related to lower store payroll and benefits, including the employee retention credits made available under the CARES Act, and lower marketing expense, partially offset by increased expenses related to strategic growth investments made in 2019 and deleverage of store expenses due to lower sales resulting from the impact of COVID-19.
●	Impairment, store closure and other costs of $40.8 million includes $20.9 million due to the impairment of tangible long-lived assets and operating lease assets associated with certain retail stores and $19.9 million related to the permanent closure of 19 stores.
●	Pre-opening expenses decreased to $3.9 million compared to $5.0 million in the second quarter of fiscal 2019. New store activity was temporarily paused due to COVID-19. As a result, real estate activity in the second quarter of fiscal 2020 included no new stores, compared to 20 new stores, eight remodels, and four relocations in the second quarter of fiscal 2019.
●	Operating income decreased to $12.8 million, or 1.1% of net sales, compared to $208.0 million, or 12.5% of net sales, in the second quarter of fiscal 2019. Adjusted operating income was $54.9 million, or 4.5% of net sales.
●	Tax rate decreased to 20.6% compared to 23.1% in the second quarter of fiscal 2019. The lower effective tax rate is primarily due to a decrease in operating income.
●	Net income was $8.1 million compared to $161.3 million in the second quarter of fiscal 2019. Adjusted net income was $41.5 million compared to adjusted net income of $159.0 million in the second quarter of fiscal 2019.
●	Diluted earnings per share was $0.14, compared to diluted earnings per share of $2.76 in the second quarter of fiscal 2019. Adjusted diluted earnings per share was $0.73, compared to adjusted diluted earnings per share of $2.72 in the second quarter of fiscal 2019.

For the First Six Months of Fiscal 2020

●	Net sales decreased 29.6% to $2.4 billion compared to $3.4 billion in first six months of fiscal 2019 due to the impact of COVID-19.
●	Comparable sales decreased 31.1% compared to an increase of 6.6% in the first six months of fiscal 2019. During the first six months of fiscal 2020, transactions declined 37.4% and average ticket increased 10.1%.
●	Gross profit decreased to $632.6 million compared to $1.3 billion in the first six months of fiscal 2019. As a percentage of net sales, gross profit decreased to 26.3% compared to 36.7% in the first six months of fiscal 2019, primarily due to deleverage of fixed costs due to lower sales, channel mix shifts, deleverage of salon expenses due to lower sales, and an increase in inventory reserves. These pressures were partially offset by lower promotional activity.
●	SG&A expenses decreased to $652.5 million compared to $796.0 million in the first six months of fiscal 2019. As a percentage of net sales, SG&A increased to 27.2% compared to 23.3% in the first six months of fiscal 2019, primarily due to deleverage in store expenses due to lower sales resulting from the impact of COVID-19 and increased expenses related to strategic growth investments made in 2019, partially offset by leverage related to the store payroll and benefits, including the employee retention credits made available under the CARES Act.
●	Impairment, store closure and other costs of $60.3 million includes $40.4 million due to the impairment of tangible long-lived assets and operating lease assets associated with certain retail stores and $19.9 million related the permanent closure of 19 stores.

●	Pre-opening expenses decreased to $8.5 million compared to $9.2 million in the first six months of fiscal 2019. New store activity was temporarily paused due to COVID-19. Real estate activity in the first six months of fiscal 2020 included 11 new stores and one relocation, compared to 42 new stores, nine remodels, and four relocations in first six months of 2019.
●	Operating loss was $88.7 million, or -3.7% of net sales, compared to operating income of $445.6 million, or 13.1% of net sales, in the first six months of fiscal 2019. Adjusted operating loss was $27.0 million, or -1.1% of net sales.
●	Tax rate increased to 23.9% compared to 21.3% in fiscal 2019. The higher effective tax rate is primarily due to a reduction of tax-deductible stock option expense in the first six months of fiscal 2020.
●	Net loss was $70.5 million compared to net income of $353.5 million in the first six months of fiscal 2019. Adjusted net loss was $23.5 million compared to adjusted net income of $340.9 million in the first six months of fiscal 2019.
●	Diluted loss per share was $1.25, compared to diluted earnings per share of $6.02 in the first six months of fiscal 2019. Adjusted diluted loss per share was $0.42, compared to adjusted dilutive earnings per share of $5.81 in the first six months of fiscal 2019.

Balance Sheet

The Company ended the second quarter of fiscal 2020 with $1.2 billion in cash and cash equivalents. During the first quarter of fiscal 2020, as a precautionary measure during the economic uncertainty due to COVID-19 and to enhance financial flexibility, the Company drew down $800 million under its $1.0 billion credit facility.

Merchandise inventories, net at the end of the second quarter of fiscal 2020 totaled $1.4 billion compared to $1.3 billion at the end of the second quarter of fiscal 2019. The increase in total inventory was primarily driven by 51 net new stores opened since August 3, 2019. Average inventory per store decreased slightly compared to the second quarter of fiscal 2019.

Store Expansion

New store activity was temporarily paused during the quarter due to COVID-19. The Company ended the second quarter of fiscal 2020 with 1,264 stores and square footage of 13,294,607, representing a 4.2% increase in square footage compared to the second quarter of fiscal 2019. In addition, during the second quarter of fiscal 2020, the Company announced that it would permanently close 19 stores. These previously announced store closures will occur during the third quarter of fiscal 2020.

Fiscal 2020 Outlook

“We are encouraged by the recent improvement in sales trends, but we believe it will take time to fully return to pre-COVID levels. Given continued disruption from the pandemic, new operational protocols, and near-term employment and economic uncertainty, we expect sales will continue to be challenged for the rest of the year,” continued Dillon. “Longer-term, we are confident that Beauty will recover and thrive, given continued strong engagement and emotional connection with the category.”

The Company withdrew its guidance for fiscal 2020 on March 17, 2020 and is not providing an earnings outlook at this time. However, the Company is providing the following updated assumptions for fiscal 2020:

●	The Company expects to incur between $35 million and $40 million in PPE and COVID-19 related costs in the second half of fiscal 2020;
●	The Company expects to open approximately 30 new stores and execute approximately five relocation projects. Although plans for fiscal 2021 have not been finalized, the Company expects to open at least 30 new stores in fiscal 2021. The Company will continue to evaluate these plans based on demand and location economics, including committed costs incurred; and
●	The Company anticipates capital expenditures will be between $180 million and $200 million, compared to the previous expectation of between $200 million and $210 million.

Non-GAAP Financial Information

In this press release, the Company provides information regarding adjusted operating income (loss), adjusted net income (loss), and adjusted diluted earnings (loss) per share, which are not recognized terms under U.S. generally accepted accounting principles (GAAP) and do not purport to be alternatives to operating income (loss), net income (loss), and diluted earnings (loss) per share as a measure of operating performance.  A reconciliation of adjusted operating income (loss), adjusted net income (loss), and adjusted diluted earnings (loss) per share is provided in this release. The Company believes that the presentation of these non-GAAP financial measures provides additional information on comparisons between periods by excluding certain items that affect overall comparability and provides investors with enhanced visibility into its results with respect to the impact of certain costs. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Conference Call Information

A conference call to discuss second quarter of fiscal 2020 results is scheduled for today, August 27, 2020, at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be webcast live at http://ir.ultabeauty.com. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on September 10, 2020 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13707860.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty has grown to become the top national retailer offering the complete beauty experience.

Ulta Beauty brings possibilities to life through the power of beauty each and every day in our stores and online with more than 25,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin, brow, and make-up services.

Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and our industry-leading Ultamate Rewards loyalty program. Ulta Beauty operates retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	The negative impacts the coronavirus (COVID-19) has had, and will continue to have, on the company’s business, financial condition, profitability, cash flows and supply chain, as well as consumer spending (including future uncertain impacts);
●	epidemics, pandemics like COVID-19 or natural disasters that have and could continue to negatively impact the company’s sales;
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of the COVID-19 pandemic;
●	a decline in operating results that has and may continue to lead to asset impairment and store closures charges;
●	the company’s ability to sustain its growth plans and successfully implement its long-range strategic and financial plan;
●	the company’s ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that the company may be unable to compete effectively in its highly competitive markets;

●	the company’s ability to execute its Efficiencies for Growth cost optimization program;
●	the possibility that cybersecurity breaches and other disruptions could compromise the company’s information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to the company’s information systems;
●	the possibility that the capacity of the company’s distribution and order fulfillment infrastructure and the performance of its newly opened and to be opened distribution centers may not be adequate to support its recent growth and expected future growth plans;
●	changes in the wholesale cost of the company’s products;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	the company’s ability to attract and retain key executive personnel;
●	the company’s ability to successfully execute its common stock repurchase program or implement future common stock repurchase programs; and
●	other risk factors detailed in the company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended February 1, 2020, as such were amended and supplemented in the Company’s Quarterly Report of Form 10-Q for the quarterly period ended May 2, 2020, and which may be further amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

(331) 757-2206

Patrick Flaherty

Senior Manager, Investor Relations

pflaherty@ulta.com

(331) 253-3521

Media Contact:

Eileen Ziesemer

Vice President, Public Relations

eziesemer@ulta.com

(708) 305-4479

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	13 Weeks Ended
	August 1,		August 3,
	2020		2019
	(Unaudited)		(Unaudited)
Net sales	$1,228,009	100.0%	$1,666,607	100.0%
Cost of sales	899,002	73.2%	1,060,708	63.6%
Gross profit	329,007	26.8%	605,899	36.4%

Selling, general and administrative expenses	271,587	22.1%	392,843	23.6%
Impairment charges, store closures and other costs	40,758	3.3%	—	0.0%
Pre-opening expenses	3,907	0.3%	5,038	0.3%
Operating income	12,755	1.1%	208,018	12.5%
Interest expense (income), net	2,617	(0.2%)	(1,671)	0.1%
Income before income taxes	10,138	0.9%	209,689	12.6%
Income tax expense	2,086	0.2%	48,431	2.9%
Net income	$8,052	0.7%	$161,258	9.7%

Net income per common share:
Basic	$0.14		$2.77
Diluted	$0.14		$2.76

Weighted average common shares outstanding:
Basic	56,318		58,171
Diluted	56,497		58,446

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	26 Weeks Ended
	August 1,		August 3,
	2020		2019
	(Unaudited)		(Unaudited)
Net sales	$2,401,219	100.0%	$3,409,636	100.0%
Cost of sales	1,768,607	73.7%	2,158,890	63.3%
Gross profit	632,612	26.3%	1,250,746	36.7%

Selling, general and administrative expenses	652,499	27.2%	795,976	23.3%
Impairment charges, store closures and other costs	60,300	2.5%	—	0.0%
Pre-opening expenses	8,542	0.3%	9,212	0.3%
Operating income (loss)	(88,729)	(3.7%)	445,558	13.1%
Interest expense (income), net	3,889	(0.1%)	(3,717)	0.1%
Income (loss) before income taxes	(92,618)	(3.8%)	449,275	13.2%
Income tax expense (benefit)	(22,161)	(0.9%)	95,796	2.8%
Net income (loss)	$(70,457)	(2.9%)	$353,479	10.4%

Net income (loss) per common share:
Basic	$(1.25)		$6.05
Diluted	$(1.25)		$6.02

Weighted average common shares outstanding:
Basic	56,369		58,401
Diluted	56,369		58,718

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	August 1,	February 1,	August 3,
	2020	2020	2019
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,157,318	$392,325	$177,398
Short-term investments	—	110,000	150,000
Receivables, net	127,992	139,337	107,263
Merchandise inventories, net	1,368,543	1,293,701	1,315,999
Prepaid expenses and other current assets	102,713	103,567	131,171
Prepaid income taxes	42,622	16,387	38,769
Total current assets	2,799,188	2,055,317	1,920,600

Property and equipment, net	1,077,825	1,205,524	1,219,948
Operating lease assets	1,548,239	1,537,565	1,499,556
Goodwill	10,870	10,870	10,870
Other intangible assets, net	2,927	3,391	3,854
Deferred compensation plan assets	28,789	27,849	24,665
Other long-term assets	29,283	23,356	30,882
Total assets	$5,497,121	$4,863,872	$4,710,375

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$398,011	$414,009	$450,117
Accrued liabilities	201,754	246,088	224,202
Deferred revenue	216,545	237,535	182,354
Current operating lease liabilities	245,019	239,629	208,261
Total current liabilities	1,061,329	1,137,261	1,064,934

Non-current operating lease liabilities	1,718,549	1,698,718	1,683,743
Long-term debt	800,000	—	—
Deferred income taxes	94,272	89,367	86,598
Other long-term liabilities	52,178	36,432	35,649
Total liabilities	3,726,328	2,961,778	2,870,924

Commitments and contingencies

Total stockholders’ equity	1,770,793	1,902,094	1,839,451
Total liabilities and stockholders’ equity	$5,497,121	$4,863,872	$4,710,375

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	26 Weeks Ended
	August 1,	August 3,
	2020	2019
	(Unaudited)	(Unaudited)
Operating activities
Net income (loss)	$(70,457)	$353,479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	154,029	144,951
Non-cash lease expense	132,808	152,134
Impairment charges, store closures and other costs	59,997	—
Deferred income taxes	4,905	2,734
Stock-based compensation expense	14,595	12,766
Loss on disposal of property and equipment	2,273	3,215
Change in operating assets and liabilities:
Receivables	11,345	11,437
Merchandise inventories	(74,842)	(101,670)
Prepaid expenses and other current assets	854	(18,315)
Income taxes	(26,235)	(21,772)
Accounts payable	(18,486)	46,101
Accrued liabilities	(32,901)	(2,629)
Deferred revenue	(20,990)	(16,700)
Operating lease liabilities	(137,383)	(138,557)
Other assets and liabilities	16,477	20,162
Net cash provided by operating activities	15,989	447,336

Investing activities
Short-term investments, net	110,000	(150,000)
Capital expenditures	(77,090)	(151,213)
Acquisitions, net of cash acquired	(1,220)	—
Purchases of equity investments	(5,386)	(33,339)
Net cash provided by (used in) investing activities	26,304	(334,552)

Financing activities
Proceeds from long-term debt	800,000	—
Repurchase of common shares	(72,981)	(378,300)
Stock options exercised	577	42,935
Purchase of treasury shares	(3,065)	(9,272)
Debt issuance costs	(1,861)	—
Net cash provided by (used in) financing activities	722,670	(344,637)

Effect of exchange rate changes on cash and cash equivalents	30	—
Net increase (decrease) in cash and cash equivalents	764,993	(231,853)
Cash and cash equivalents at beginning of period	392,325	409,251
Cash and cash equivalents at end of period	$1,157,318	$177,398

Exhibit 5

Ulta Beauty, Inc.

2020 Store Expansion

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2020	quarter	quarter	quarter	end of the quarter
1st Quarter	1,254	11	1	1,264
2nd Quarter	1,264	0	0	1,264

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2020	the quarter	quarter	during the quarter	quarter
1st Quarter	13,193,076	111,894	10,363	13,294,607
2nd Quarter	13,294,607	0	0	13,294,607

Exhibit 6

Ulta Beauty, Inc.

Reconciliation of GAAP basis to Adjusted operating income (loss), Adjusted net income (loss) and Adjusted diluted earnings (loss) per share

(In thousands, except per share)

(Unaudited)

	13 weeks ended		26 weeks ended
	August 1,	August 3,	August 1,	August 3,
	2020	2019	2020	2019
Operating income (loss)	$12,755	$208,018	$(88,729)	$445,558
Add: Store asset impairment	20,886	—	40,428	—
Add: Store closures and other costs[1]	21,272	—	21,272	—
Adjusted operating income (loss)	$54,913	$208,018	$(27,029)	$445,558

Net income (loss)	$8,052	$161,258	$(70,457)	$353,479
Add: Store asset impairment	20,886	—	40,428	—
Less: Income tax benefit of store asset impairment	(4,303)	—	(9,662)	—
Add: Store closures and other costs[1]	21,272	—	21,272	—
Less: Income tax benefit of store closures and other costs	(4,382)	—	(5,084)	—
Less: Stock compensation and other tax credits	—	(2,216)	—	(12,597)
Adjusted net income (loss)	$41,525	$159,042	$(23,503)	$340,882

Diluted earnings (loss) per share	$0.14	$2.76	$(1.25)	$6.02
Add: Store asset impairment	0.37	—	0.72	—
Less: Income tax benefit of store asset impairment	(0.08)	—	(0.17)	—
Add: Store closures and other costs[1]	0.38	—	0.38	—
Less: Income tax benefit of store closures and other costs	(0.08)	—	(0.10)	—
Less: Stock compensation and other tax credits	—	(0.04)	—	(0.21)
Adjusted diluted earnings (loss) per share:	$0.73	$2.72	$(0.42)	$5.81

1 Store closures and other costs includes $1,400 related to inventory write-offs and $303 in severance charges due to the permanent closure of 19 stores.